Exhibit 99.1

CHECKPOINT SYSTEMS, INC.
BUSINESS SEGMENTS
(UNAUDITED)

	Quarter	Quarter	YTD
	(13 Weeks)	(13 Weeks)	(26 Weeks)
(amounts in thousands)	March 31, 2013	June 30, 2013	June 30, 2013
Business segment net revenue:
Merchandise Availability Solutions	$94,913	$111,332	$206,245
Apparel Labeling Solutions	40,832	48,442	89,274
Retail Merchandising Solutions	13,090	12,244	25,334
Total revenues	$148,835	$172,018	$320,853
Business segment gross profit:
Merchandise Availability Solutions	$38,003	$50,134	$88,137
Apparel Labeling Solutions	10,996	14,551	25,547
Retail Merchandising Solutions	4,942	4,934	9,876
Total gross profit	53,941	69,619	123,560
Operating expenses	55,243	63,138	118,381
Interest (expense) income, net	(1,660)	(2,417)	(4,077)
Other gain (loss), net	(545)	(1,966)	(2,511)
(Loss) earnings from continuing operations before income taxes	$(3,507)	$2,098	$(1,409)

	Quarter	Quarter	Quarter	Quarter	YTD
	(13 Weeks)	(13 Weeks)	(13 Weeks)	(14 Weeks)	(53 Weeks)
(amounts in thousands)	March 25, 2012	June 24, 2012	September 23, 2012	December 30, 2012	December 30, 2012
Business segment net revenue:
Merchandise Availability Solutions	$87,731	$112,757	$113,691	$133,489	$447,668
Apparel Labeling Solutions	40,671	52,268	42,577	51,903	187,419
Retail Merchandising Solutions	15,792	12,579	12,545	14,786	55,702
Total revenues	$144,194	$177,604	$168,813	$200,178	$690,789
Business segment gross profit:
Merchandise Availability Solutions	$39,434	$50,320	$52,423	$56,137	$198,314
Apparel Labeling Solutions	6,548	15,051	10,350	15,101	47,050
Retail Merchandising Solutions	7,039	5,153	5,887	7,399	25,478
Total gross profit	53,021	70,524	68,660	78,637	270,842
Operating expenses	72,534	155,039	65,345	98,385	391,303
Interest (expense) income, net	(1,435)	(1,544)	(4,272)	(1,639)	(8,890)
Other gain (loss), net	(150)	(146)	325	(1,760)	(1,731)
Loss from continuing operations before income taxes	$(21,098)	$(86,205)	$(632)	$(23,147)	$(131,082)

	Quarter	Quarter	Quarter	Quarter	YTD
	(13 Weeks)	(13 Weeks)	(13 Weeks)	(13 Weeks)	(52 Weeks)
(amounts in thousands)	March 27, 2011	June 26, 2011	September 25, 2011	December 25, 2011	December 25, 2011
Business segment net revenue:
Merchandise Availability Solutions	$100,757	$120,907	$117,388	$151,006	$490,058
Apparel Labeling Solutions	41,642	54,589	49,992	53,802	200,025
Retail Merchandising Solutions	17,802	17,776	17,842	20,246	73,666
Total revenues	$160,201	$193,272	$185,222	$225,054	$763,749
Business segment gross profit:
Merchandise Availability Solutions	$43,065	$56,046	$50,910	$70,725	$220,746
Apparel Labeling Solutions	13,907	15,542	14,713	12,559	56,721
Retail Merchandising Solutions	8,650	8,483	8,377	9,313	34,823
Total gross profit	65,622	80,071	74,000	92,597	312,290
Operating expenses	75,493	67,801	84,521	84,298	312,113
Interest (expense) income, net	(676)	(1,191)	(1,237)	(1,438)	(4,542)
Other gain (loss), net	110	(376)	(783)	(474)	(1,523)
(Loss) earnings from continuing operations before income taxes	$(10,437)	$10,703	$(12,541)	$6,387	$(5,888)